Exhibit 99.1

Contacts:	David Ludvigson	Kelly Gann
	President & COO	Marketing Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4667
kgann@nanogen.com

NANOGEN ANNOUNCES RETIREMENT OF CFO; APPOINTS SUCCESSOR

SAN DIEGO (Dec. 14, 2007) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, announced today that Robert Saltmarsh, Vice President and Chief Financial Officer will retire at the end of February 2008. Nick Venuto, currently the Executive Director of Finance, will become the Chief Financial Officer upon Mr. Saltmarsh’s retirement. Mr. Saltmarsh will continue to consult with Nanogen, as needed, through the end of 2008.

“We thank Rob for his outstanding service as our CFO and for the significant contributions he made to Nanogen during his tenure,” said Howard Birndorf, Chairman and CEO. “As our executive director of finance, Nick Venuto has been responsible for financial operations and reporting at Nanogen for the last four years. Nick is also a CPA and has experience in public accounting as well as in industry. We are pleased to have someone of Nick’s experience and capabilities step into the CFO role.”

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents and kits based on the Company’s proprietary probe technology branded as MGB Alert® and Q-PCR Alert, and a line of rapid point-of-care diagnostic tests used in urgent care settings to aid in the diagnosis of heart failure conditions. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including those relating to the need for additional financing, reduction of expenses after restructuring activity, anticipated cash flow and profit, delisting from the NASDAQ Global Market, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Risk Factors” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

# # # #